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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Guaranty Bancorp:

        We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-127456) and Form S-8 (No. 333-134950) of Guaranty Bancorp of our report dated February 12, 2010, with respect to the consolidated financial statements of Guaranty Bancorp and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Guaranty Bancorp for the year ended December 31, 2009.

                      /s/ Crowe Horwath LLP

Sherman Oaks, California
February 12, 2010

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Consent of Independent Registered Public Accounting Firm